Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal Year 2026 Fourth Quarter Results
and Provides Full-Year Fiscal 2027 Outlook
ORRVILLE, Ohio, June 9, 2026 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the fourth quarter of its fiscal year ending April 30, 2026. Financial results for the fourth quarter and fiscal year reflect the divestiture of certain Sweet Baked Snacks value brands on March 3, 2025, and the divestiture of the Voortman® business on December 2, 2024. All comparisons are to the fourth quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
Fourth Quarter Highlights
•Net sales for the quarter was $2.3 billion, an increase of $124.3 million, or 6 percent. Net sales excluding the divestiture and foreign currency exchange increased 6 percent.
•Net income per diluted share was $3.64 in the quarter. Adjusted earnings per share was $2.77, an increase of 20 percent.
•Cash provided by operations for the quarter was $579.2 million compared to $393.9 million in the prior year.
•Free cash flow was $483.9 million for the quarter compared to $298.9 million in the prior year.
Fiscal Year 2026 Highlights
•Net sales for the fiscal year was $9.1 billion, an increase of 4 percent. Fiscal year 2026 net sales excluding the divestitures and foreign currency exchange increased 5 percent.
•Net loss per diluted share for the fiscal year was $1.30. Adjusted earnings per share was $9.15, a decrease of 10 percent.
•Cash provided by operations for the fiscal year was $1.5 billion compared to $1.2 billion in the prior year.
•Free cash flow for the fiscal year was $1.2 billion compared to $816.6 million in the prior year.
•Return of cash to shareholders through dividends was $464.7 million for the fiscal year.
•Total debt repayment for the fiscal year was $720.0 million.
Fiscal Year 2027 Outlook Highlights
•The Company provided its fiscal year 2027 outlook, with net sales expected to decrease 3.0 to 4.0 percent, adjusted earnings per share to range from $9.75 to $10.25, and free cash flow of approximately $1.0 billion.
CHIEF EXECUTIVE OFFICER REMARKS
"Our strong fourth quarter results demonstrate the continued strength of our focused strategy and portfolio enhancement efforts, which have transformed the Company over time,” said Mark Smucker, Chief Executive Officer, President and Chair of the Board. "We delivered positive net sales and earnings growth in the quarter, while navigating a dynamic external environment, and we are entering fiscal year 2027 with meaningful momentum."
"Looking ahead, our strategic priorities for the fiscal year are to — drive focused organic volume growth across our key platforms, improve profitability and accelerate earnings growth, and maintain a disciplined approach to capital deployment. Our strategy is working, and the strong foundation we have established gives us confidence in our ability to drive long-term growth and create shareholder value."

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended April 30,
	2026	2025	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,268.1	$2,143.8	6%

Operating income (loss)	$444.5	($599.1)	n/m
Adjusted operating income	482.1	422.4	14%

Net income (loss) per common share – assuming dilution	$3.64	($6.85)	n/m
Adjusted earnings per share – assuming dilution	2.77	2.31	20%

Weighted-average shares outstanding – assuming dilution	106.9	106.4	—%

Net Sales
Net sales increased $124.3 million, or 6 percent. Excluding $5.1 million of noncomparable net sales in the prior year related to the divestiture of certain Sweet Baked Snacks value brands and $3.1 million of favorable foreign currency exchange, net sales increased $126.3 million, or 6 percent.
The increase in comparable net sales reflects a 10 percentage point increase from net price realization, primarily driven by higher net pricing for coffee and sweet baked goods. Comparable net sales also reflects a 4 percentage point decrease from volume/mix, primarily driven by decreases for coffee and sweet baked goods, partially offset by an increase for Uncrustables® sandwiches.
Operating Income
Gross profit increased $38.8 million, or 5 percent. The increase primarily reflects higher net price realization, partially offset by higher costs, inclusive of commodity costs and tariffs, and unfavorable volume/mix. Operating income increased $1,043.6 million, primarily reflecting the lapping of noncash impairment charges related to the goodwill of the Sweet Baked Snacks reporting unit and Hostess® brand trademark in the prior year, the increase in gross profit, and a decrease in selling, distribution, and administrative ("SD&A") expenses.
Adjusted gross profit increased $31.1 million, or 4 percent. The difference between adjusted gross profit and generally accepted accounting principles ("GAAP") results reflects the exclusion of the change in net cumulative unallocated derivative gains and losses and special project costs. Adjusted operating income increased $59.7 million, or 14 percent, which further reflects the exclusion of amortization expense, noncash impairment charges related to the goodwill of the Sweet Baked Snacks reporting unit and Hostess® brand trademark, the net pre-tax gain on divestitures in the prior year, and other special project costs as compared to GAAP operating income.
Interest Expense and Income Taxes
Net interest expense decreased $6.3 million, primarily due to reduced debt outstanding as compared to the prior year.
The effective income tax rate was (18.5) percent, compared to (4.6) percent in the prior year. The current year effective income tax rate reflects the cumulative unfavorable impact of the goodwill impairment charge recognized in the third quarter for the Sweet Baked Snacks reporting unit, which was included in the annual effective income tax rate and impacts the effective income tax rate in the fourth quarter. Additionally, the prior year effective income tax rate included the unfavorable impact of the goodwill impairment charge for the Sweet Baked Snacks reporting unit, partially offset by the deferred tax impact of favorable state legislative changes. These impacts were excluded from the adjusted effective income tax rate for each respective fiscal year. The adjusted effective income tax rate was 24.5 percent, compared to 23.9 percent in the prior year reflecting unfavorable state income tax impacts in the current year.

Cash Flow and Debt
Cash provided by operating activities was $579.2 million, compared to $393.9 million in the prior year, primarily reflecting an increase in net income adjusted for noncash items, a decrease in cash used for income and other taxes, and less cash required to fund working capital. Free cash flow was $483.9 million, compared to $298.9 million in the prior year, reflecting the increase in cash provided by operating activities. Net cash outflows related to debt were $370.5 million.
FULL-YEAR OUTLOOK
The Company provided its full-year fiscal year 2027 guidance as summarized below:

Net sales decrease vs. prior year	(4.0)% to (3.0)%
Adjusted earnings per share	$9.75 - $10.25
Free cash flow (in billions)	$1.0
Capital expenditures (in millions)	$325.0
Adjusted effective income tax rate	24.3%
The Company continues to operate in a dynamic and evolving external environment, including geopolitical, macroeconomic, and policy changes, as well as changes in consumer behaviors, that could impact its fiscal year 2027 outlook. This guidance reflects the Company's expectations based on its current understanding of these factors and does not assume any impacts from new or changes to existing tariffs, or tariff refunds.

Net sales is expected to decrease 3.0 to 4.0 percent versus the prior year. The decrease in net sales primarily reflects lower net price realization as well as a decline in volume/mix. Adjusted earnings per share is expected to range from $9.75 to $10.25, an increase of 7 to 12 percent versus the prior year. This guidance reflects the decrease in net sales, adjusted gross profit margin of approximately 38.0 percent, an increase of SD&A expenses of approximately 5.0 percent versus the prior year, interest expense of approximately $345.0 million, an adjusted effective income tax rate of 24.3 percent, and 107.0 million weighted-average common shares outstanding. Free cash flow is expected to be $1.0 billion at the midpoint of our adjusted earnings per share guidance range, with capital expenditures of $325.0 million.

FOURTH QUARTER SEGMENT RESULTS
During the fourth quarter, the Company completed its annual evaluation of operating segments and, as a result, the Away From Home business met the criteria to be presented as a reportable segment. The Company has updated its presentation of segment results accordingly. The presentation of Other within the Unaudited Reportable Segments table represents the International operating segment, which does not meet the criteria to be presented as a reportable segment. Prior year amounts have been modified to reflect this change.
Dollar amounts in the segment tables below are reported in millions.

U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q4 Results	$830.6	$214.0	25.8%
Increase (decrease) vs. prior year	12%	1%	-280bps
Net sales increased $92.0 million, or 12 percent. Net price realization increased net sales by 21 percentage points driven by higher net pricing across the portfolio. Volume/mix decreased net sales by 8 percentage points, reflecting decreases for the Dunkin'® and Folgers® brands, partially offset by an increase for the Café Bustelo® brand.
Segment profit increased $2.8 million, primarily reflecting higher net price realization and lower marketing spend, mostly offset by higher costs, inclusive of commodity costs and tariffs, and unfavorable volume/mix.

U.S. Retail Frozen Handheld and Spreads

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q4 Results	$454.1	$124.7	27.5%
Increase (decrease) vs. prior year	1%	37%	730bps
Net sales increased $4.3 million, or 1 percent. Net price realization increased net sales by 2 percentage points, primarily driven by higher net pricing for Uncrustables® sandwiches and lower trade spend for Jif® peanut butter. Volume/mix decreased net sales by 2 percentage points, primarily reflecting decreases for Jif® peanut butter and Smucker’s® fruit spreads, partially offset by an increase for Uncrustables® sandwiches.
Segment profit increased $33.7 million, primarily reflecting lower marketing spend, higher net price realization, lapping equipment write-off charges in the prior year, lower costs, and lower pre-production expenses primarily related to the new Uncrustables® sandwiches manufacturing facility, partially offset by unfavorable volume/mix.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q4 Results	$401.7	$125.7	31.3%
Increase (decrease) vs. prior year	2%	18%	450bps
Net sales increased $6.2 million, or 2 percent. Net price realization increased net sales by 3 percentage points, reflecting higher net pricing for cat food and dog snacks. Volume/mix decreased net sales by 2 percentage points, primarily driven by a decrease for dog snacks and lapping contract manufacturing sales related to the divested pet foods brands in the prior year, partially offset by an increase for cat food.
Segment profit increased $19.6 million, primarily reflecting higher net price realization and lower marketing spend.
Sweet Baked Snacks

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q4 Results	$237.2	$29.0	12.2%
Increase (decrease) vs. prior year	(5)%	45%	420bps
Net sales decreased $13.8 million, or 5 percent. Excluding noncomparable net sales in the prior year related to the divestiture of certain Sweet Baked Snacks value brands, net sales decreased $8.7 million, or 4 percent. Volume/mix decreased net sales by 12 percentage points, primarily driven by decreases for snack cakes and breakfast, partially offset by an increase for donuts. Higher net price realization increased net sales by 8 percentage points, primarily reflecting higher net pricing across the majority of the portfolio.
Segment profit increased $9.0 million, primarily reflecting higher net price realization and lower marketing spend, partially offset by unfavorable volume/mix and higher costs.
Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q4 Results	$228.3	$55.3	24.2%
Increase (decrease) vs. prior year	15%	21%	120bps
Net sales increased $29.1 million, or 15 percent. Excluding $0.3 million of favorable foreign currency exchange, net sales increased $28.8 million, or 14 percent. Net price realization contributed an 8 percentage point increase to net sales, primarily reflecting higher net pricing for coffee. Volume/mix increased net sales by 6 percentage points, primarily driven by increases for Uncrustables® sandwiches, fruit spreads, and coffee.
Segment profit increased $9.5 million, primarily reflecting higher net price realization and favorable volume/mix, partially offset by higher costs.

Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal year 2026 financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Time today, the Company will webcast a live question-and-answer session with Mark Smucker, Chief Executive Officer, President and Chair of the Board, and Tucker Marshall, Chief Financial Officer | Executive Vice President, Frozen Handheld and Spreads and Sweet Baked Snacks. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the Company’s ability to maintain operational stability and continue executing ongoing optimization initiatives to realize the anticipated benefits with respect to the Hostess Brands’ acquisition, including the possibility that the benefits will not be realized or will not be realized within the expected time period; disruptions or inefficiencies in the Company's operations or supply chain, including any impact caused by product recalls, political instability, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics, work stoppages or labor shortages, or other calamities; risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company's products or its competitors' products, changes in consumer preferences, consumer or other litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to the Company's restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment to meet the Company's deleveraging objectives, dividend payments, and share repurchases; a change in outlook or downgrade in the Company's public credit ratings by a rating agency below investment grade; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the Company's ability to attract and retain key talent; the concentration of certain of the Company's businesses with key customers and suppliers, including primary or single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws, regulations, and policies and their application, including tariffs, food ingredients, food labeling, and food accessibility; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or its suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Uncrustables®, Smucker’s®, Hostess®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.
The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'®, which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Crystal Beiting, Vice President, Investor Relations & FP&A
Media: Abbey Linville, Vice President, Public Relations & Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income (Loss)

	Three Months Ended April 30,			Year Ended April 30,
	2026	2025	% Increase (Decrease)	2026	2025	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,268.1	$2,143.8	6%	$9,050.9	$8,726.1	4%
Cost of products sold	1,406.0	1,320.5	6%	6,016.4	5,341.4	13%
Gross Profit	862.1	823.3	5%	3,034.5	3,384.7	(10)%
Gross margin	38.0%	38.4%		33.5%	38.8%

Selling, distribution, and administrative expenses	357.8	380.6	(6)%	1,496.6	1,529.0	(2)%
Amortization	59.9	53.6	12%	210.6	219.3	(4)%
Goodwill impairment charges	—	867.3	(100)%	507.5	1,661.6	(69)%
Other intangible assets impairment charges	—	112.7	(100)%	454.2	320.9	42%
Other special project costs	4.5	7.9	(43)%	21.1	35.8	(41)%
Loss (gain) on divestitures – net	—	(0.9)	100%	—	310.1	(100)%
Other operating expense (income) – net	(4.6)	1.2	n/m	(15.7)	(18.1)	13%
Operating Income (Loss)	444.5	(599.1)	n/m	360.2	(673.9)	n/m
Operating margin	19.6%	(27.9)%		4.0%	(7.7)%

Interest expense – net	(87.9)	(94.2)	(7)%	(381.2)	(388.7)	(2)%
Other debt gains (charges) – net	—	(0.1)	100%	—	30.2	(100)%
Other income (expense) – net	(29.0)	(3.7)	n/m	(41.4)	(14.4)	n/m
Income (Loss) Before Income Taxes	327.6	(697.1)	147%	(62.4)	(1,046.8)	94%
Income tax expense (benefit)	(60.5)	31.9	n/m	76.3	184.0	(59)%
Net Income (Loss)	$388.1	($729.0)	n/m	($138.7)	($1,230.8)	89%

Net Income (Loss) Per Common Share	$3.64	($6.85)	n/m	($1.30)	($11.57)	89%

Net Income (Loss) Per Common Share – Assuming Dilution	$3.64	($6.85)	n/m	($1.30)	($11.57)	89%

Dividends Declared Per Common Share	$1.10	$1.08	2%	$4.40	$4.32	2%

Weighted-average shares outstanding	106.7	106.4	—%	106.7	106.4	—%

Weighted-average shares outstanding – assuming dilution	106.9	106.4	—%	106.7	106.4	—%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	April 30, 2026	April 30, 2025
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$58.6	$69.9
Trade receivables – net	656.3	619.0
Inventories	1,126.5	1,209.4
Other current assets	131.7	248.3
Total Current Assets	1,973.1	2,146.6

Property, Plant, and Equipment – Net	3,032.1	3,079.6

Other Noncurrent Assets
Goodwill	5,205.0	5,710.0
Other intangible assets – net	5,683.7	6,346.9
Other noncurrent assets	325.5	280.2
Total Other Noncurrent Assets	11,214.2	12,337.1
Total Assets	$16,219.4	$17,563.3

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,175.1	$1,288.7
Current portion of long-term debt	150.0	—
Short-term borrowings	420.9	640.8
Other current liabilities	792.2	722.5
Total Current Liabilities	2,538.2	2,652.0

Noncurrent Liabilities
Long-term debt, less current portion	6,392.8	7,036.8
Other noncurrent liabilities	1,744.6	1,791.9
Total Noncurrent Liabilities	8,137.4	8,828.7

Total Shareholders’ Equity	5,543.8	6,082.6
Total Liabilities and Shareholders’ Equity	$16,219.4	$17,563.3

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2026	2025	2026	2025
	(Dollars in millions)
Operating Activities
Net income (loss)	$388.1	($729.0)	($138.7)	($1,230.8)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation	74.5	69.8	346.4	283.2
Amortization	59.9	53.6	210.6	219.3
Goodwill impairment charges	—	867.3	507.5	1,661.6
Other intangible assets impairment charges	—	112.7	454.2	320.9
Pension settlement loss (gain)	26.6	—	34.4	—
Share-based compensation expense	3.2	4.7	23.6	29.9
Loss (gain) on divestitures – net	—	(0.9)	—	310.1
Deferred income tax expense (benefit)	(91.5)	(44.8)	(103.3)	(108.0)
Loss (gain) on disposal of assets – net	3.6	9.7	3.9	12.6
Other noncash adjustments – net	9.3	11.5	50.9	15.3
Defined benefit pension contributions	(8.1)	(1.3)	(11.5)	(5.0)
Changes in assets and liabilities, net of effect from acquisition and divestitures:
Trade receivables	(10.6)	36.7	(36.9)	117.2
Inventories	44.7	(121.4)	83.3	(180.6)
Other current assets	(26.3)	(21.2)	61.1	(48.9)
Accounts payable	38.8	137.2	(112.0)	(36.5)
Accrued liabilities	36.3	31.6	(48.5)	(85.4)
Income and other taxes	23.8	(17.1)	142.6	(50.6)
Other – net	6.9	(5.2)	6.0	(13.9)
Net Cash Provided by (Used for) Operating Activities	579.2	393.9	1,473.6	1,210.4

Investing Activities
Proceeds from divestitures – net	—	35.5	—	326.0
Additions to property, plant, and equipment	(95.3)	(95.0)	(317.4)	(393.8)
Proceeds from disposal of property, plant, and equipment	—	6.8	13.1	7.0
Collateral received (pledged) for derivative cash margin accounts	10.1	(29.0)	44.9	(39.4)
Other – net	0.3	(0.1)	0.6	(0.1)
Net Cash Provided by (Used for) Investing Activities	(84.9)	(81.8)	(258.8)	(100.3)

Financing Activities
Short-term borrowings (repayments) – net	(70.5)	172.4	(251.5)	19.2
Proceeds from long-term debt	—	650.0	—	650.0
Repayments of long-term debt	(300.0)	(1,000.0)	(500.0)	(1,300.0)
Capitalized debt issuance costs	—	(3.0)	—	(3.0)
Quarterly dividends paid	(116.8)	(114.5)	(464.7)	(455.4)
Purchase of treasury shares	(0.4)	(0.2)	(5.6)	(3.3)
Other – net	(1.1)	3.2	(4.7)	(10.2)
Net Cash Provided by (Used for) Financing Activities	(488.8)	(292.1)	(1,226.5)	(1,102.7)
Effect of exchange rate changes on cash	0.3	2.7	0.4	0.5
Net increase (decrease) in cash and cash equivalents	5.8	22.7	(11.3)	7.9
Cash and cash equivalents at beginning of period	52.8	47.2	69.9	62.0
Cash and Cash Equivalents at End of Period	$58.6	$69.9	$58.6	$69.9

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended April 30,				Year Ended April 30,
	2026	% of Net Sales	2025	% of Net Sales	2026	% of Net Sales	2025	% of Net Sales
	(Dollars in millions)
Net sales	$2,268.1		$2,143.8		$9,050.9		$8,726.1
Selling, distribution, and administrative expenses:
Marketing	94.1	4.1%	124.3	5.8%	463.8	5.1%	468.2	5.4%
Selling	66.9	2.9%	63.2	2.9%	264.0	2.9%	263.7	3.0%
Distribution	67.9	3.0%	72.3	3.4%	281.5	3.1%	286.4	3.3%
General and administrative	128.9	5.7%	120.8	5.6%	487.3	5.4%	510.7	5.9%
Total selling, distribution, and administrative expenses	$357.8	15.8%	$380.6	17.8%	$1,496.6	16.5%	$1,529.0	17.5%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2026	2025	2026	2025
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$830.6	$738.6	$3,304.9	$2,806.6
U.S. Retail Frozen Handheld and Spreads	454.1	449.8	1,853.9	1,877.0
U.S. Retail Pet Foods	401.7	395.5	1,600.0	1,663.6
Sweet Baked Snacks	237.2	251.0	971.3	1,178.8
Away From Home	228.3	199.2	879.0	763.0
Other (A)	116.2	109.7	441.8	437.1
Total net sales	$2,268.1	$2,143.8	$9,050.9	$8,726.1

Segment profit:
U.S. Retail Coffee	$214.0	$211.2	$701.5	$795.1
U.S. Retail Frozen Handheld and Spreads	124.7	91.0	444.7	425.3
U.S. Retail Pet Foods	125.7	106.1	473.3	459.6
Sweet Baked Snacks	29.0	20.0	97.2	219.8
Away From Home	55.3	45.8	220.1	176.1
Other (A)	20.5	23.4	69.6	71.3
Total segment profit	$569.2	$497.5	$2,006.4	$2,147.2
Amortization	(59.9)	(53.6)	(210.6)	(219.3)
Goodwill impairment charges	—	(867.3)	(507.5)	(1,661.6)
Other intangible assets impairment charges	—	(112.7)	(454.2)	(320.9)
Gain (loss) on divestitures – net	—	0.9	—	(310.1)
Interest expense – net	(87.9)	(94.2)	(381.2)	(388.7)
Change in net cumulative unallocated derivative gains and losses	32.2	16.5	(58.6)	58.2
Cost of products sold – special project costs	(5.4)	2.6	(66.1)	(9.1)
Other special project costs	(4.5)	(7.9)	(21.1)	(35.8)
Other debt gains (charges) – net	—	(0.1)	—	30.2
Corporate administrative expenses	(87.1)	(75.1)	(328.1)	(322.5)
Other income (expense) – net	(29.0)	(3.7)	(41.4)	(14.4)
Income (loss) before income taxes	$327.6	($697.1)	($62.4)	($1,046.8)

Segment profit margin:
U.S. Retail Coffee	25.8%	28.6%	21.2%	28.3%
U.S. Retail Frozen Handheld and Spreads	27.5%	20.2%	24.0%	22.7%
U.S. Retail Pet Foods	31.3%	26.8%	29.6%	27.6%
Sweet Baked Snacks	12.2%	8.0%	10.0%	18.6%
Away From Home	24.2%	23.0%	25.0%	23.1%
Other (A)	17.6%	21.3%	15.8%	16.3%

(A) Represents the International operating segment.

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, impairment charges related to intangible assets, and gains and losses on divestitures ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs ("special project costs"); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities ("change in net cumulative unallocated derivative gains and losses"); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as the unfavorable income tax impact associated with the impairment charges for the Sweet Baked Snacks reporting unit, can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2027 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,				Year Ended April 30,
	2026	2025	Increase (Decrease)	%	2026	2025	Increase (Decrease)	%
	(Dollars in millions)
Net sales reconciliation:
Net sales	$2,268.1	$2,143.8	$124.3	6%	$9,050.9	$8,726.1	$324.8	4%
Sweet Baked Snacks value brands divestiture	—	(5.1)	5.1	—	—	(48.4)	48.4	1
Voortman® divestiture	—	—	—	—	—	(86.3)	86.3	1
Foreign currency exchange	(3.1)	—	(3.1)	—	(3.3)	—	(3.3)	—
Net sales excluding divestitures and foreign currency exchange	$2,265.0	$2,138.7	$126.3	6%	$9,047.6	$8,591.4	$456.2	5%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2026	2025	2026	2025
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$862.1	$823.3	$3,034.5	$3,384.7
Change in net cumulative unallocated derivative gains and losses	(32.2)	(16.5)	58.6	(58.2)
Cost of products sold – special project costs	5.4	(2.6)	66.1	9.1
Adjusted gross profit	$835.3	$804.2	$3,159.2	$3,335.6
% of net sales	36.8%	37.5%	34.9%	38.2%
Operating income (loss) reconciliation:
Operating income (loss)	$444.5	($599.1)	$360.2	($673.9)
Amortization	59.9	53.6	210.6	219.3
Goodwill impairment charges	—	867.3	507.5	1,661.6
Other intangible assets impairment charges	—	112.7	454.2	320.9
Loss (gain) on divestitures – net	—	(0.9)	—	310.1
Change in net cumulative unallocated derivative gains and losses	(32.2)	(16.5)	58.6	(58.2)
Cost of products sold – special project costs	5.4	(2.6)	66.1	9.1
Other special project costs	4.5	7.9	21.1	35.8
Adjusted operating income	$482.1	$422.4	$1,678.3	$1,824.7
% of net sales	21.3%	19.7%	18.5%	20.9%
Net income (loss) reconciliation:
Net income (loss)	$388.1	($729.0)	($138.7)	($1,230.8)
Income tax expense (benefit)	(60.5)	31.9	76.3	184.0
Amortization	59.9	53.6	210.6	219.3
Goodwill impairment charges	—	867.3	507.5	1,661.6
Other intangible assets impairment charges	—	112.7	454.2	320.9
Loss (gain) on divestitures – net	—	(0.9)	—	310.1
Change in net cumulative unallocated derivative gains and losses	(32.2)	(16.5)	58.6	(58.2)
Cost of products sold – special project costs	5.4	(2.6)	66.1	9.1
Other special project costs	4.5	7.9	21.1	35.8
Other expense – special project costs	0.3	—	1.3	—
Other infrequently occurring items:
Other debt charges (gains) – net (A)	—	0.1	—	(30.2)
Pension plan termination settlement charges (B)	26.2	—	34.0	—
Adjusted income before income taxes	$391.7	$324.5	$1,291.0	$1,421.6
Income taxes, as adjusted	96.1	77.7	313.2	342.8
Adjusted income	$295.6	$246.8	$977.8	$1,078.8

Weighted-average shares outstanding – assuming dilution (C)	106.9	106.7	106.9	106.6
Adjusted earnings per share – assuming dilution (C)	$2.77	$2.31	$9.15	$10.12

(A) Net other debt charges (gains) includes a net gain on extinguishment of debt as a result of the tender offers completed during 2025.
(B) Pension plan termination settlement charges represents the pre-tax settlement charges recognized during 2026 related to the termination of one of the Company's U.S. qualified defined benefit plans.
(C) Adjusted earnings per common share – assuming dilution for 2026 and 2025 was computed using the treasury stock method. Further, for the twelve months ended April 30, 2026, and the three and twelve months ended April 30, 2025, the weighted-average shares outstanding – assuming dilution differed from the Company's GAAP weighted-average common shares outstanding – assuming dilution as a result of the anti-dilutive effect of the Company's stock-based awards, which were excluded from the computation of net loss per share – assuming dilution.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2026	2025	2026	2025
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income (loss)	$388.1	($729.0)	($138.7)	($1,230.8)
Income tax expense (benefit)	(60.5)	31.9	76.3	184.0
Interest expense – net	87.9	94.2	381.2	388.7
Depreciation	74.5	69.8	346.4	283.2
Amortization	59.9	53.6	210.6	219.3
Goodwill impairment charges	—	867.3	507.5	1,661.6
Other intangible assets impairment charges	—	112.7	454.2	320.9
Loss (gain) on divestitures – net	—	(0.9)	—	310.1
EBITDA (as adjusted)	$549.9	$499.6	$1,837.5	$2,137.0
% of net sales	24.2%	23.3%	20.3%	24.5%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$579.2	$393.9	$1,473.6	$1,210.4
Additions to property, plant, and equipment	(95.3)	(95.0)	(317.4)	(393.8)
Free cash flow	$483.9	$298.9	$1,156.2	$816.6

The following tables provide a reconciliation of the Company's fiscal year 2027 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2027
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$7.94	$8.44
Change in net cumulative unallocated derivative gains and losses(A)	0.16	0.16
Amortization	1.64	1.64
Adjusted effective income tax rate impact	0.01	0.01
Adjusted earnings per share	$9.75	$10.25

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in the Company's GAAP results and excluded from non-GAAP results as of April 30, 2026, that are expected to be allocated to non-GAAP results in future periods.

	Year Ending April 30, 2027
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,325.0
Additions to property, plant, and equipment	(325.0)
Free cash flow	$1,000.0